Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 731,071.36	0.000087	$ 63.60
Fees Previously Paid	2	$ 50,271,966.84		$ 6,942.56
	Total Transaction Valuation:	$ 51,003,038.20
	Total Fees Due for Filing:			$ 7,006.16
	Total Fees Previously Paid:			$ 6,942.56
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 63.60
Offering Note
[1]	The transaction valuation is calculated as the additional amount of aggregate maximum purchase price for Class S common shares of beneficial interest, par value $0.01 per share ("Shares"), of KKR FS Income Trust Select (the "Fund") that are accepted for purchase by the Fund. This is the final amendment to the Schedule TO-I filed by the Fund (File No. 005-94422) on September 1, 2026, as amended on October 5, 2026, and is being filed to report the results of the offer. Calculated at $87.00 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as modified by Filing Fee Rate Advisory for Fiscal Year 2026.

[2]	Calculated at $138.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as modified by Filing Fee Rate Advisory for Fiscal Year 2026. The fee of $6,942.56 (including $2,248.13 in fee offsets from the filing fee paid in connection with the Fund's filing of the Schedule TO-I on June 1, 2026) was paid in connection with the filing of the Schedule TO-I by the Fund (File No. 005-94422) on September 1, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources